Exhibit 5.1

July 29, 2008

BreitBurn Energy Partners L.P.
515 South Flower Street, Suite 4800
Los Angeles, CA 90071

    RE: BREITBURN ENERGY PARTNERS L.P. REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have acted as counsel to BreitBurn Energy Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the preparation of the Registration Statement on Form S-3 (File No. 333-152421, the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), and to which this opinion is an exhibit. The Registration Statement relates to the registration of common units (“Units”) of the Partnership being offered for resale by the Selling Unitholders. We have also participated in the preparation of the prospectus relating to the Registration Statement and included as a part thereof (the “Prospectus”).

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), company records and documents, certificates of company and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

In connection with this opinion, we have assumed that: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; and (ii) the Units will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.	The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act.

2.	The Units have been validly issued, fully paid and are non-assessable.

The opinions expressed herein are qualified in the following respects:

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com

1.
We have assumed, without independent verification, that the certificates for the Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Units.

2.
We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

3.	This opinion is limited in all respects to federal law of the United States of America and the Delaware Act.

We hereby consent to the reference to us under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.